EXHIBIT 5.1



                        [LETTERHEAD OF DUANE MORRIS LLP]


      May 9, 2005


      Mitek Systems, Inc.
      14145 Danielson Street, Suite B
      Poway, CA 92064


      Ladies and Gentlemen:

      At your request, we have examined the Registration Statement on Form S-2 of Mitek Systems, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of up to 5,300,000 shares of the Company's common stock, $0.001 par value per share (the "Stock"), issued to certain selling shareholders named in the Registration Statement (the "Shareholders") or issuable to such Shareholders pursuant to the exercise of certain warrants to purchase shares of Common Stock (the "Warrants"). The 5,300,000 shares of Stock include 1,060,000 shares that are issuable upon exercise of the Warrants (the "Warrant Shares").

      As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Stock and Warrants, made such inquiries of certain officers of the Company and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Warrant Shares, the Company will receive consideration in an amount not less than the aggregate exercise price per share of Stock covered by such Warrants.

      We are of the opinion that all of the shares of Stock have been duly authorized by the Company. In addition, we are of the opinion that the shares of Stock when issued, including the Warrant Shares when such are issued and paid for in accordance with the terms of the Warrants, will be legally issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                                                 Very truly yours,


                                                 /s/ Duane Morris LLP
                                                 ---------------------------
                                                 Duane Morris LLP